Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)



                                                  Six Months Ended March 31
                                                   1999                1998
Weighted average shares outstanding
         Common stock                          4,759,914            4,555,540
         Common stock equivalents                - 0 -     .          431,911
                                               ---------            ---------


Weighted average common shares and
     equivalents                               4,759,914            4,987,451
                                               =========            =========


Net income                                       682,496            $ 120,628
                                               =========            =========

Net income per share:
         Basic                                 $    0.14            $   0.03
         Diluted                               $    0.14            $   0.02